Exhibit 99.1

Optimer Pharmaceuticals Reports Fourth Quarter and Full Year 2008 Financial Results

SAN DIEGO — March 11, 2009 - Optimer Pharmaceuticals, Inc. (NASDAQ: OPTR) today announced 2008 fourth quarter and full year financial results and accomplishments.

Optimer reported a net loss for the three months ended December 31, 2008 of $10.4 million, or $0.35 per common share, as compared to a net loss of $7.0 million, or $0.27 per common share, for the same period in 2007.  Optimer reported a net loss for the year ended December 31, 2008 of $35.6 million, or $1.24 per common share, as compared to a net loss of $46.1 million, or $2.12 per common share, for 2007. The decrease of $10.5 million was due primarily to 2007 expense related to a $20.0 million payment to Par Pharmaceutical Inc. to regain the rights to fidaxomicin in North America, and was partially offset by an increase in expenses related to fidaxomicin and prulifloxacin Phase 3 clinical trials in 2008.

As of December 31, 2008, Optimer held cash, cash equivalents and short-term investments of $39.3 million.  In March 2009, Optimer raised an additional $32.9 million of gross proceeds in a registered direct offering.

“In 2008, we took a first look at Phase 3 data from both of our lead drug programs, fidaxomicin and prulifloxacin, and both trials achieved their primary endpoints. 2008 was a revealing year for antibiotics and infectious disease, with increasing attention on the emergence of infections such as C. difficile and the need for new antibiotics to address these growing problems,” said Michael N. Chang, President and CEO of Optimer. “2009 will be a significant year for Optimer, with the anticipated completion of the second Phase 3 clinical trial of fidaxomicin, the potential partnering of fidaxomicin outside of North America and preparation of an MAA filing, and the anticipated submission of a New Drug Application for prulifloxacin.”

Optimer 2008 and Recent Highlights

•                  Announced plans to prepare a Marketing Authorization Application (MAA) for submission with the European Medicines Agency (EMEA) for approval of fidaxomicin as an oral treatment for Clostridium difficile infection (CDI) based on the results from the company’s first Phase 3 fidaxomicin trial.

•                  Announced positive results from the first Phase 3 trial of fidaxomicin for CDI. 92.1% of patients treated with fidaxomicin (per protocol population) achieved clinical cure vs. 89.8% for Vancocin®.  In addition, only 13.3% of patients treated with fidaxomicin experienced a recurrence vs. 24.0% for Vancocin (p = 0.004). Patients treated with fidaxomicin had a global cure (cure with no recurrence within four weeks) of 77.7%, which was greater than Vancocin at 67.1% (p = 0.006). Fidaxomicin was well-tolerated.

•                  Announced positive results from both pivotal Phase 3 trials of prulifloxacin for the treatment of infectious diarrhea.  Both trials achieved the primary endpoint of median Time to Last Unformed Stool (TLUS). Median TLUS for patients treated with prulifloxacin in the first trial was 24.0 hours and 32.8 hours in the second trial. This was statistically significant from the TLUS for placebo with a p-value of less than 0.0001 in both trials. Prulifloxacin was generally well-tolerated and had a similar safety profile compared to placebo in both trials. These two pivotal Phase 3 clinical studies will be used to support an NDA submission with the U.S. Food and Drug Administration.

•                  Raised $32.9 million in gross proceeds in a registered direct offering in March 2009.  Also raised $14.8 million in gross proceeds in a registered direct offering in July 2008.

•                  Presented additional data from a Phase 2A clinical study of fidaxomicin finding a 42% prevalence of the super toxin-producing strain of C. difficile, known as BI/NAP1/027, in patients with CDI. The study also found that fidaxomicin produced similar cure rates in patients with the NAP1 strain compared to patients without the hyper-virulent strain. Data was presented at the Anaerobe Society of the Americas (ASA) in Long Beach, California.

•                  Polymorph patent issued by United States Patent and Trademark Office for fidaxomicin.

•                  Sponsored educational symposia at the European Congress of Clinical Microbiology and Infectious Diseases (ECCMID) in Barcelona, Spain and the joint meeting of the Annual Interscience Conference on Antimicrobial Agents and Chemotherapy (ICAAC)/Infectious Diseases Society of America (IDSA) in Washington, D.C., related to the treatment of CDI.

•                  Published Phase 1 clinical results of fidaxomicin in the peer-reviewed journal Antimicrobial Agents and Chemotherapy.

•                  Awarded a $1 million grant from the National Institutes of Health for the development of fidaxomicin.

2009 Financial Guidance

Optimer expects to use cash, cash equivalents and short-term investments of approximately $40 to $44 million for its operating activities in 2009, based on its current operating plans.

Scheduled Conference Call

The Company will host both a conference call and webcast to discuss the fourth quarter and full year 2008 financial results and to provide a corporate update today, Wednesday, March 11, 2009, at 4:30 p.m. Eastern time (1:30 p.m. Pacific time).

The conference call may be accessed by dialing 877-874-1567 for domestic callers and 719-325-4808 for international callers.  Please specify to the operator that you would like to join the “Optimer Earnings Call.” The conference call will be webcast live under the Investors section of Optimer’s website at www.optimerpharma.com, where it will be archived for 30 days following the call.

About Optimer Pharmaceuticals

Optimer Pharmaceuticals, Inc. is a biopharmaceutical company focused on discovering, developing and commercializing innovative anti-infective products to treat serious infections and address unmet medical needs. Optimer has two late-stage anti-infective product candidates under development. Fidaxomicin, formerly known as OPT-80, is the only antibiotic therapy currently in Phase 3 worldwide clinical development for Clostridium difficile infection.  Prulifloxacin is an antibiotic which has completed two Phase 3 clinical trials for the treatment of travelers’ diarrhea, a form of infectious diarrhea.  Additional information can be found at http://www.optimerpharma.com.

Forward-looking Statements

Statements included in this press release that are not a description of historical facts are forward-looking statements, including, without limitation, all statements related to the development of fidaxomicin and prulifloxacin, anticipated uses of cash, cash equivalents and short term investments, the timing of clinical trials and anticipated results and regulatory submissions, and potential partnering activities. Words such as “believes,” “anticipates,” “plans,” “expects,” “intend,” “will,” “goal” and similar expressions are intended to identify forward-looking statements. The inclusion of forward-looking statements should not be regarded as a representation by Optimer that any of its plans will be achieved. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in Optimer’s business including, without limitation, risks relating to: the timing, progress and likelihood of success of its product research and development programs, the timing and status of its preclinical and clinical development of potential drugs, uncertainty regarding regulatory requirements for approval and the timing of regulatory submissions, an inability to enter into partnerships on favorable terms or at all, and other risks detailed in Optimer’s filings with the Securities and Exchange Commission.

Contacts

Optimer Pharmaceuticals, Inc.

John Prunty, CFO & VP, Finance

Christina Donaghy, Corporate Communications Manager

858-909-0736

Porter Novelli Life Sciences

Jason I. Spark, Vice President

619-849-6005

Optimer Pharmaceuticals, Inc.

Consolidated Statements of Operations

	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007

Revenues:
Research grants	$128,695	$91,817	$973,370	$333,610
Collaborative research agreements	—	2,000	50,000	433,555
Total revenues	128,695	93,817	1,023,370	767,165
Operating expenses:
Research and development	8,032,064	5,604,571	29,035,828	41,569,067
Marketing	755,791	809,510	2,451,191	2,048,002
General and administrative	1,879,459	1,381,105	6,682,881	5,350,800
Total operating expenses	10,667,314	7,795,186	38,169,900	48,967,869
Loss from operations	(10,538,619)	(7,701,369)	(37,146,530)	(48,200,704)
Interest income and other, net	135,548	669,796	1,561,934	2,061,527
Net loss	$(10,403,071)	$(7,031,573)	$(35,584,596)	$(46,139,177)

Basic and diluted net loss per share	$(0.35)	$(0.27)	$(1.24)	$(2.12)
Shares used to compute basic and diluted net loss per share	29,697,503	26,379,645	28,682,542	21,715,332

Optimer Pharmaceuticals, Inc.

Consolidated Balance Sheets

	Year Ended December 31,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$16,778,880	$3,191,814
Short-term investments	22,547,515	55,613,785
Prepaid expenses and other current assets	744,670	967,994
Total current assets	40,071,065	59,773,593
Restricted cash	170,000	—
Property and equipment, net	694,183	705,374
Long-term investments	1,032,000	—
Other assets	328,250	306,573
Total assets	$42,295,498	$60,785,540

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,767,831	$2,602,152
Accrued expenses	4,045,660	4,998,025
Total current liabilities	7,813,491	7,600,177
Deferred rent	251,504	281,894
Commitments and contingencies	—	—
Stockholders’ equity	34,230,503	52,903,469
Total liabilities and stockholders’ equity	$42,295,498	$60,785,540